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                                                                      EXHIBIT 99

                                                                 [WILLIAMS LOGO]

NEWS RELEASE

NYSE: WMB

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DATE:             May 29, 2003


       WILLIAMS CONTEMPLATING $500 MILLION SENIOR UNSECURED NOTES OFFERING

           TULSA, Okla. - Williams (NYSE:WMB) announced today that the company is considering an underwritten public offering of $500 million of senior unsecured notes.

           Williams is evaluating the market and likely pricing for the notes offering and provides no assurance that the offering will occur, or that it will occur as anticipated. If the offering proceeds, the notes will be issued under the company's $3 billion shelf registration statement on Form S-3.

           The company expects that the net proceeds from the offering would be used to improve corporate liquidity, for general corporate purposes, and for payment of maturing debt obligations, including the partial repayment of the company's senior unsecured 9.25 percent notes due March 2004.

         This news release shall not constitute an offer of any of the senior notes for sale.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard.

CONTACT:            Kelly Swan
                    Williams (media relations)
                    (918) 573-6932

                    Travis Campbell
                    Williams (investor relations)
                    (918) 573-2944

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission. The company assumes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.